As filed with the Securities and Exchange Commission on December 22, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL COMMERCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-8627710
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

(Address of principal executive offices, including zip code)

UNITED GROUP BANKING COMPANY OF FLORIDA, INC.

OFFICERS’ AND EMPLOYEES’ STOCK OPTION PLAN

(Full title of the plan)

John H. Holcomb, III

Chairman and Chief Executive Officer

813 Shades Creek Parkway, Suite 100

Birmingham, Alabama 35209

(205) 313-8100

(Name, address, and telephone number, including area code, of agent for service)

With a Copy to:

Timothy W. Gregg, Esq.

Maynard, Cooper & Gale, P.C.

1901 Sixth Avenue North

2400 Regions/Harbert Plaza

Birmingham, Alabama 35203

(205) 254-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock, par value $0.01 per share, of National Commerce Corporation	102,586 shares	$23.36	$2,396,409	$279

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the offering price is estimated solely for the purpose of determining the registration fee and is based on the exercise prices of the options granted under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* This Registration Statement on Form S-8 (this “Registration Statement”) is being filed in order to register 102,586 shares of common stock, $0.01 par value per share (the “Common Stock”), of National Commerce Corporation (the “Registrant”), which may be issued pursuant to the terms and conditions of the United Group Banking Company of Florida, Inc. Officers’ and Employees’ Stock Option Plan (the “Plan”).

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan in accordance with Rule 428 under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b) under the Securities Act, or additional information about the Plan, will be available without charge by contacting National Commerce Corporation, 813 Shades Creek Parkway, Suite 100, Birmingham, Alabama 35209; telephone (205) 313-8100; Attention: Corporate Secretary.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Commission, are incorporated by reference and made a part hereof:

1.	The final joint proxy statement-prospectus contained in the Registrant’s Registration Statement on Form S-4, as amended (Registration No. 333-198219), filed with the Commission on November 4, 2014, which contains the audited financial statements for the Registrant’s latest completed fiscal year;

2.	The Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on December 8, 2014;

3.	The Registrant’s Current Report on Form 8-K, dated December 11, 2014 and filed with the Commission on December 15, 2014, as amended by a Current Report on Form 8-K/A filed with the Commission on December 19, 2014;

4.	The Registrant’s Current Report on Form 8-K, dated December 18, 2014 and filed with the Commission on December 22, 2014; and

5.	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-55336), filed with the Commission on December 19, 2014 under Section 12(g) of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Additionally, all other reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the effective date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports and other documents.

Any statement contained herein or in any document to be incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain attorneys of Maynard, Cooper & Gale, P.C. beneficially own less than two percent (2%) of the Registrant’s Common Stock.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s Bylaws provide for the mandatory indemnification of a director, officer, employee or agent of the Registrant (or a person concurrently serving in such a capacity with another entity at the Registrant’s request), to the extent such person has been successful on the merits or otherwise in the defense of any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding to which such person is a party brought by or in the right of the Registrant or by any other person or entity because he or she is a director, officer, employee or agent, for all reasonable fees, costs, charges, disbursements, attorneys’ fees and other expenses incurred in connection with the proceeding. In all other cases, the Registrant shall indemnify a director or officer, and may indemnify an employee or agent, of the Registrant against all liability and reasonable fees, costs, charges, disbursements, attorneys’ fees and other expenses incurred by such person in any proceeding to which such person is a party brought by or in the right of the Registrant or by any other person or entity because he or she is a director, officer, employee or agent, unless it has been proven by final adjudication that such person breached or failed to perform a duty owed to the Registrant that constituted:

•	a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director, officer, employee or agent has a material conflict of interest;

•	a violation of criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;

•	a transaction from which the director, officer, employee or agent derived an improper personal profit; or

•	willful misconduct.

Unless modified by written agreement, the determination as to whether indemnification is proper shall be made in accordance with the DGCL.

The Registrant is authorized to purchase and maintain insurance on behalf of its directors, officers, employees or agents in connection with the foregoing indemnification obligations.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to the Registrant’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law. The Registrant currently maintains management liability insurance, excess director and officer liability insurance and Side A director and officer liability insurance.

The Registrant is a party to separate registration rights agreements with two stockholders, Charles Investment Group, LLC (“CIG”) and NBC Holdings, LLC (“NBC Holdings”). These agreements include indemnification provisions in favor of: (i) CIG, NBC Holdings, and certain persons to whom either of these entities transfers its registrable shares (each, a “Holder”), (ii) any underwriter participating in a registered offering made pursuant to the respective agreement, (iii) any officer, partner, manager, director or controlling person of a Holder or underwriter, and (iv) any representative of a Holder serving on the Registrant’s board of directors (each such person, an “Indemnified Party”), against certain losses and liabilities (including interest, penalties and attorneys’ fees) resulting from any breach of a representation or warranty made by the Registrant in an underwriting agreement or an untrue statement or omission of material fact in any registration statement or prospectus pursuant to which an Indemnified Party sells shares of the Registrant’s common stock, except to the extent that such liability arose from written information provided to the Registrant by the Indemnified Party specifically for use therein, in which case, if the Indemnified Party is a Holder, such Holder must indemnify the Registrant, any participating underwriter, and any officer, partner, manager, director or controlling person of the Registrant or underwriter for liabilities arising from the information from which the breach, misstatement or omission resulted, in an amount up to the amount of net proceeds received by the Holder in the offering.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For a list of all exhibits filed or included as part of this Registration Statement, see “Index to Exhibits” at the end of this Registration Statement.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on December 22, 2014.

NATIONAL COMMERCE CORPORATION

By:	/s/ John H. Holcomb, III
Name: John H. Holcomb, III
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes John H. Holcomb, III, Richard Murray, IV and William E. Matthews, V, or any of them, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement (as well as any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, officers and persons as may be required by applicable law, granting unto said attorneys-in-fact and agents, or any of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 22, 2014.

Name and Signature	Title

/s/ John H. Holcomb, III John H. Holcomb, III	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ William E. Matthews, V William E. Matthews, V	Vice Chairman, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Richard Murray, IV Richard Murray, IV	President, Chief Operating Officer and Director

/s/ Shelly S. Williams Shelly S. Williams	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

Name and Signature	Title

/s/ Bobby A. Bradley Bobby A. Bradley	Director

/s/ R. Holman Head R. Holman Head	Director

/s/ Jerry D. Kimbrough Jerry D. Kimbrough	Director

/s/ C. Phillip McWane C. Phillip McWane	Director

/s/ G. Ruffner Page, Jr. G. Ruffner Page, Jr.	Director

/s/ W. Stancil Starnes W. Stancil Starnes	Director

/s/ Temple W. Tutwiler, III Temple W. Tutwiler, III	Director

/s/ Russell H. Vandevelde, IV Russell H. Vandevelde, IV	Director

/s/ Donald F. Wright Donald F. Wright	Director

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Certificate of Incorporation of National Commerce Corporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-198219), filed on August 18, 2014)

3.2	By-Laws of National Commerce Corporation (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-4 (File No. 333-198219), filed on August 18, 2014)

4.1	Form of Common Stock Certificate of National Commerce Corporation (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-198219), filed on August 18, 2014)

4.2	Registration Rights Agreement, dated October 29, 2010, by and between Americus Financial Services, Inc. and Charles Investment Group, LLC (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-4 (File No. 333-198219), filed on September 30, 2014)

4.3	Registration Rights Agreement, dated August 15, 2008, by and between Americus Financial Services, Inc. and RMB Holdings, LLC (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-4 (File No. 333-198219), filed on September 30, 2014)

5.1*	Opinion of Maynard, Cooper & Gale, P.C. regarding legality of securities being registered (including its consent)

23.1*	Consent of Maynard, Cooper & Gale, P.C. (included as part of Exhibit 5.1)

23.2*	Consent of Porter Keadle Moore, LLC, Independent Registered Public Accounting Firm

23.3*	Consent of Saltmarsh, Cleaveland & Gund, P.A., Independent Auditors

23.4*	Consent of Talley, Mauldin & Peete, P.C., Independent Auditors

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

99.1	United Group Banking Company of Florida, Inc. Officers’ and Employees’ Stock Option Plan effective March 3, 2010, as amended (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-4 (File No. 333-198219), filed on August 18, 2014)

99.2	Form of Stock Option Agreement under United Group Banking Company of Florida, Inc. Officers’ and Employees’ Stock Option Plan (incorporated herein by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-4 (File No. 333-198219), filed on August 18, 2014)

99.3	Agreement and Plan of Merger, dated June 6, 2014, by and between National Commerce Corporation and United Group Banking Company of Florida, Inc. (incorporated herein by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-198219), filed on August 18, 2014)

*	Filed herewith.